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                                                                    EXHIBIT 99.1

                           KANA COMMUNICATIONS, INC.
                           SPECIAL STOCK OPTION PLAN
                           -------------------------

                                  ARTICLE ONE

                              GENERAL PROVISIONS
                              ------------------


     I.   PURPOSE OF THE PLAN

          This Special Option Plan is intended to promote the interests of Kana Communications, Inc., a Delaware corporation, by providing eligible persons in the Corporation's service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.

          Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

          All share numbers reflect the 2-for-1 split of the Common Stock that was effected on February 22, 2000.


     II.  ADMINISTRATION OF THE PLAN

          A. The Primary Committee shall have sole and exclusive authority to administer the Plan. However, the Board may appoint a Secondary Committee to have separate but concurrent jurisdiction with the Primary Committee to make option grants under the Plan within such parameters as the Board may prescribe.

          B. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time.

          C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding options thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan or any stock option thereunder.

          D. Service on the Primary Committee or the Secondary Committee shall constitute as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such
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committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants or stock issuances under the Plan.

     III. ELIGIBILITY

          A.   The persons eligible to participate in the Plan are as follows:

                    (i) Employees (other than Section 16 Insiders), and

                    (ii) any other individuals (including Section 16 Insiders) who are to receive option grants under this Plan solely in connection with their commencement to Employee status, whether as a result of an acquisition of their former employer by the Corporation or any Parent or Subsidiary or by reason of their initial hire by the Corporation or such Parent or Subsidiary.

          B. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine which eligible persons are to receive the option grants under the Plan, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding.

     IV.  STOCK SUBJECT TO THE PLAN

          A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan shall not exceed One Million (1,000,000) shares. Such share reserve shall be in addition to the Nine Million Four Hundred Thousand (9,400,000) shares of Common Stock reserved for issuance under the Corporation's 1999 Stock Incentive Plan. Accordingly, Common Stock issuances under the 1999 Stock Incentive Plan shall not reduce the number of shares of Common Stock available for issuance under this Plan, and Common Stock issuances under this Plan shall not affect the number of shares of Common Stock available for issuance under the 1999 Stock Incentive Plan.

          B. Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent those options expire or terminate for any reason prior to exercise in full. Should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an outstanding option under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock issued to the holder of such option.

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          C.   If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and the exercise price per share in effect under each outstanding option under the Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

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                                  ARTICLE TWO

                             OPTION GRANT PROGRAM
                             --------------------


     I.   OPTION TERMS

          Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each option granted under the Plan shall be a Non-Statutory Option for Federal income tax purposes.

          A.   Exercise Price.

               1. The exercise price per share shall be fixed by the Plan Administrator in its sole discretion and may be less than the Fair Market Value per share of Common Stock on the option grant date.

               2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Three and the documents evidencing the option, be payable in one or more of the forms specified below:

                    (i) cash or check made payable to the Corporation,

                    (ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

                    (iii) through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and
     (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

          Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

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          B.   Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. Accordingly, options may be granted under the Plan which do not become exercisable in whole or in part prior to a specified date, unless certain prescribed performance milestones or service requirements are satisfied or attained prior to that date. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

          C.   Effect of Termination of Service.

               1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

                    (i) Any option outstanding at the time of the Optionee's cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

                    (ii) Any option held by the Optionee at the time of death may be subsequently exercised, to the extent provided in the agreement evidencing such option, by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or the laws of inheritance or by the Optionee's designated beneficiary or beneficiaries of that option.

               2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

                    (i) extend the period of time for which the option is to remain exercisable following the Optionee's cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

                    (ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of shares of Common Stock for which such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments for which the option would have become exercisable had the Optionee continued in Service.

          D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

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          E.   Limited Transferability of Options. During the lifetime of the
Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee's death. However, the option may be assigned in whole or in part during the Optionee's lifetime to one or more members of the Optionee's family or to a trust established exclusively for one or more such family members or to Optionee's former spouse, to the extent such assignment is in connection with the Optionee's estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under the Plan, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee's death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) any limited time period for the exercise of that option following the Optionee's death.


     II.  CORPORATE TRANSACTION

          A. Each option outstanding under the Plan at the time of a Corporate Transaction shall automatically accelerate so that each such option shall, immediately prior to the effective date of that Corporate Transaction, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of Common Stock. However, an outstanding option shall not become exercisable on such an accelerated basis if and to the extent: (i) such option is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof) or (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Corporate Transaction on any shares for which the option is not otherwise at that time exercisable and provides for subsequent payout in accordance with the same exercise or vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.

          B. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

          C. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also

                                       6
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be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the actual holders of the Corporation's outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding options under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

          D. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options under the Plan so that those options shall, immediately prior to the effective date of a Corporate Transaction, become exercisable for all or a portion of the shares of Common Stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of Common Stock, whether or not those options are to be assumed in the Corporate Transaction.

          E. The Plan Administrator shall also have full power and authority to structure one or more outstanding options under the Plan so that those options shall immediately become exercisable for all or a portion of the shares of Common Stock at the time subject to those options in the event the Optionee's Service is subsequently terminated by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of a Corporate Transaction in which those options are assumed and do not otherwise accelerate.

          F. The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

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                                 ARTICLE THREE

                                 MISCELLANEOUS
                                 -------------


     I.   FINANCING

          The Plan Administrator may permit any Optionee to pay the exercise price for any outstanding option under the Plan by delivering a full-recourse, interest bearing promissory note payable in one or more installments. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. In no event may the maximum credit available to the Optionee exceed the sum of (i) the aggregate option exercise price payable for the purchased shares (less the par value of such shares) plus (ii) any Federal, state and local income and employment tax liability incurred by the Optionee in connection with the option exercise.

     II.  TAX WITHHOLDING

          A. The Corporation's obligation to deliver shares of Common Stock upon the exercise of options under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

          B. The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise of their options. Such right may be provided to any such holder in either or both of the following formats:

               Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.

               Stock Delivery: The election to deliver to the Corporation, at the time the Non-Statutory Option is exercised, one or more shares of Common Stock previously acquired by such holder (other than in connection with the option exercise or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.

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     III. EFFECTIVE DATE AND TERM OF THE PLAN

          A. The Plan shall become effective immediately upon adoption by the Board. The Plan shall terminate upon the earliest to occur of (i) December 15, 2009, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with a Corporate Transaction. Should the Plan terminate on December 15, 2009, then all option grants outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants or issuances.

     IV.  AMENDMENT OF THE PLAN

          The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options at the time outstanding under the Plan unless the Optionee consents to such amendment or modification.

     V.   USE OF PROCEEDS

          Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

     VI.  REGULATORY APPROVALS

          A. The implementation of the Plan, the granting of any stock option under the Plan and the issuance of any shares of Common Stock upon the exercise of any granted option shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Common Stock issued pursuant to it.

          B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

     VII. NO EMPLOYMENT/SERVICE RIGHTS

          Nothing in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.

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                                   APPENDIX
                                   --------

          The following definitions shall be in effect under the Plan:

          A.   Board shall mean the Corporation's Board of Directors.

          B.   Code shall mean the Internal Revenue Code of 1986, as amended.

          C.   Common Stock shall mean the Corporation's common stock.

          D. Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

                    (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                    (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

          E. Corporation shall mean Kana Communications, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Kana Communications, Inc. which shall by appropriate action adopt the Plan.

          F. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

          G. Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

          H. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                    (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
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                    (ii) If the Common Stock is at the time listed on any Stock
     Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

          I. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

                    (i) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                    (ii) such individual's voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and percentage target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual's consent.

          J. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or other person in the Service of the Corporation (or any Parent or Subsidiary).

          K. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

          L. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

          M. Optionee shall mean any person to whom an option is granted under the Plan.

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          N.   Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          O. Plan shall mean the Corporation's Special Stock Option Plan, as set forth in this document.

          P. Plan Administrator shall mean the particular entity, whether the Primary Committee or the Secondary Committee, which is authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.

          Q. Primary Committee shall mean the committee of two (2) or more non-employee Board members appointed by the Board to have primary responsibility for the administration of the Plan.

          R. Secondary Committee shall mean a committee of one or more Board members appointed by the Board to have secondary responsibility for the administration of the Plan.

          S. Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

          T. Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.

          U. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

          V. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          W. Withholding Taxes shall mean the Federal, state and local income and employment withholding taxes to which the holder of Non-Statutory Options may become subject in connection with the exercise of those options.

                                      A-3